Exhibit 5.1

December 17, 2004

Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

Ladies and Gentlemen:

     We are acting as special counsel to W Holding Company, Inc., a corporation formed under the laws of the Commonwealth of Puerto Rico (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-103905), filed with the Securities and Exchange Commission (“SEC”) and its registration statement on Form S-3 (File No. 333-121349) filed with the SEC pursuant to Rule 462(b) under the Securities Act of 1933, as amended (collectively, the “Registration Statement”), relating to the proposed offering of up to 3,076,800 shares of the Company’s 6.70% Noncumulative Monthly Income Preferred Stock, 2004 Series H, liquidation preference $50 per share (the “Series H Preferred Stock”) (the “Shares”) to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Memorandum to the file dated as of the date hereof regarding telephonic confirmation from the staff of the Securities and Exchange Commission of the effectiveness of the Registration Statement.

3.	The Certificate of Incorporation of the Company, as certified by the Department of State of Puerto Rico on December 16, 2004

Board of Directors
W Holding Company, Inc.
December 17, 2004

and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Executed copy of the Underwriting Agreement, dated December 16, 2004, among the Company and the several Underwriters named therein, for whom UBS Financial Services Incorporated of Puerto Rico will act as representative (the “Underwriting Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted on February 23, 2003 and November 19, 2004, and resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on December 16, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the establishment of the Series H Preferred Stock, the authorization of the Underwriting Agreement, the issuance and sale of the Shares and arrangements in connection therewith (collectively, the “Resolutions”).

7.	The Certificate of Corporate Resolution relating to the Series H Preferred Stock, as filed with the Department of State of the Commonwealth of Puerto Rico on December 17, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
W Holding Company, Inc.
December 17, 2004

     This opinion letter is based as to matters of law solely on the Puerto Rico General Corporation Law of 1995, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Puerto Rico General Corporation Law of 1995, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Constitution of the Commonwealth of Puerto Rico and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Resolutions described in paragraph 6 above, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter speaks as of the date hereof and has been prepared solely for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-referenced Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.